EXHIBIT 5.1

FORM OF OPINION OF KING & SPALDING LLP

[Letterhead of King & Spalding LLP]

                            , 2006

CHG Healthcare Services, Inc.

4021 South 700 East, Suite 300

Salt Lake City, Utah 84107

Ladies and Gentlemen:

We have acted as counsel to CHG Healthcare Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (File No. 333-132731), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to                     shares (including shares to be issued upon exercise of the underwriters’ over-allotment option) (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), proposed to be offered by the Company and the selling stockholders under the Registration Statement. This opinion also relates to any registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Securities Act.

We have examined originals or copies of such documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion. We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Registration Statement has been duly authorized by the Company and (ii) the Shares, when thereafter issued against payment therefore in connection with the offering of such Shares, will be validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration

CHG Healthcare Services, Inc.

                , 2006

Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion may be incorporated by reference in a registration statement by the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Securities Act, in which case the opinion expressed herein will apply to the additional shares registered thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,